Exhibit 5.1

Pacific Drilling S.A.

8-10 Avenue de la Gare

L-1610 Luxembourg

Luxembourg, 18 December 2018

INTRODUCTION

Dear Sirs,

Pacific Drilling / Registration Statement on Form F-1

We are acting as Luxembourg counsel to Pacific Drilling S.A., a Luxembourg company (société anonyme) with registered office at 8-10 Avenue de la Gare L-1610 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 159658 (the Company), in connection with the Registration Statement on Form F-1 being filed with the Securities and Exchange Commission under the US Securities Act of 1933, as amended, (the Registration Statement) relating to the resale by the Selling Shareholders (as this term is defined in the Registration Statement) from time to time, of up to 54,762,877 existing common shares, with an accounting par value of $0.01 per share (the Shares).

1	BASIS OF THE OPINION

1.1

This opinion is based on Luxembourg law and Luxembourg public policy, ordre public, as at the date hereof. It is therefore limited to the laws of the Grand Duchy of Luxembourg and we express no opinion as to any laws other than the laws of Luxembourg.

1.2

Save as set out herein we have made no independent investigation and we do not express or imply any opinion as to the laws of any other jurisdiction and we have assumed, without enquiry, that there is nothing in the laws of any such other jurisdiction which would or might affect our opinion as stated herein.

2	DOCUMENTATION

We have examined a copy of and relied upon the following documents (together the Document(s)):

2.1	The coordinated articles of association of the Company (the Articles);

2.2	The electronic copy of the Company’s shareholders register lastly updated on November 19, 2018 (the Register);

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2.3

The circular resolutions of Company dated November 19, 2018 where the share capital increase was authorized subject to—inter alia—receipt of the relevant subscription monies (the Directors Resolutions);

2.4	An excerpt from the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés de Luxembourg) for the Company dated December 18, 2018 (the RCS Extract);

2.5

A certificate of non-inscription of judicial decision (certificat de non-inscription d’une decision judiciaire) for the Company dated December 18, 2018 and up-to-date on December 17, 2018 and (hereafter the Non-Inscription Certificate);

2.6	The notarial deed dated November 19, 2018 drawn up by Maître Blanche Moutrier, Notary in Esch-sur-Alzette, Grand Duchy of Luxembourg recording the share capital increase (the Notarial Deed); and

2.7	A confirmation letter executed on behalf of the board of directors of the Company with respect to certain factual matters, dated November 19, 2018 (the Confirmation Letter).

3	ASSUMPTIONS

For purposes of this opinion, we have assumed each of the following without any further verification:

3.1.	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

3.2.	that all factual matters and statements relied upon or assumed herein were true and complete on the date of the execution of the Documents (and any documents in connection therewith);

3.3.	the Documents are complete and up to date;

3.4.	that “non-assessable shares” has the established meaning in the U.S. where the shareholders do not have to pay more than the original investment; and

3.5.	all factual statements in the Directors Resolutions referred to under point 2.3 and in the Confirmation Letter under 2.7 are correct.

4	OPINION

Based on the foregoing, and subject of the qualifications stated herein, we are of the opinion that insofar as Luxembourg law is concerned as the date hereof and without regard to any change in facts and circumstances which may occur subsequent to the issuance of this opinion:

4.1.	The Company is a validly existing société anonyme under the laws of the Grand Duchy of Luxembourg.

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4.2.

The Shares being proposed for resale by the Selling Shareholders have been duly authorised and validly issued in accordance with the Articles and the laws of the Grand Duchy of Luxembourg and are fully paid up in accordance with the Directors Resolutions and the Confirmation Letter and non-assessable (based on the meaning of those terms as understood under U.S. law).

5	QUALIFICATIONS

This opinion is subject to the following qualifications:

5.1

For the purposes of this opinion, we have not reviewed any documents other than the Documents, which in our opinion is sufficient to form the basis of the opinions in clause 4. We have not conducted any independent factual investigation of our own but have relied solely upon the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material aspects.

5.2	This legal opinion is as of this date and we undertake no obligation to update it or to advise of changes hereafter occurring.

5.3

Legal concepts used in this opinion are translations in English language of the original Luxembourg legal concepts defined in French terms so that may not be identical to the same terms in English language as defined in other laws than Luxembourg laws.

6	MISCELLANEOUS

6.1	This opinion shall be governed by and construed in accordance with the Luxembourg law. The courts of Luxembourg shall have jurisdiction to settle any dispute arising in connection with this opinion.

6.2	This Opinion is strictly limited to the matters expressly set forth at clause 4 above. No other opinion is, or may be, implied or inferred therefrom.

6.3

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. The giving of this Opinion does not constitute acceptance or agreement that we are in the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully,

/s/ Samia RABIA

Avocat à la Cour—Partner

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